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                                                                EXHIBIT 4(iii)

                                     Form of
                    COLLATERAL PLEDGE AND SECURITY AGREEMENT


         COLLATERAL PLEDGE AND SECURITY AGREEMENT, dated as of November 15, 2000 between Alliance Pharmaceutical Corp. (the "Pledgor") and _____________, as collateral agent, (the "Agent") for the holders ("Holders") of the Notes (as defined herein) of the Pledgor.

         WHEREAS, the Pledgor is issuing from time to time its 6% Convertible Notes due 2005 (the "Notes") pursuant to a Convertible Note Purchase Agreement dated as of November 8, 2000 (the "Purchase Agreement"). Capitalized terms used herein and not otherwise defined herein shall have the meanings given to such terms in the Purchase Agreement; and

         WHEREAS, the Pledgor has agreed (i) to deliver to the Agent (a) in immediately available funds, $1.5 million for every $7 million principal amount of Notes issued and purchased under the Purchase Agreement, payable simultaneously with the closing of each such purchase of Notes (the "Funds") or
(b) direct obligations of, or obligations guaranteed by, the United States of America for the payment of which obligations or guarantee the full faith and credit of the United States is pledged and which have an aggregate fair market value (which may be conclusively determined by their purchase price in open market transactions) of not less than $1.5 million for every $7 million principal amount of Notes purchased under the Purchase Agreement and have a remaining weighted average life to maturity of not more than 18 months from the date of investment therein ("Government Securities" and, together with any replacement or substitute securities, the "Pledged Securities"), to provide for payment of scheduled interest payments due on the Notes and (ii) that the Agent will, on behalf of the Pledgor, deposit the Funds into, or place the Pledged Securities in, the Pledge Account (as defined below) held by the Agent for the benefit of Holders of the Notes; and

         WHEREAS, the Pledgor is the legal and beneficial owner of the Pledged Securities; and

         WHEREAS, to secure its obligations to pay principal of and interest on the Notes (the "Obligations"), the Pledgor has agreed to (i) pledge to the Agent for its benefit and the ratable benefit of the Holders of Notes, a security interest in the Pledged Securities and the Pledge Account (as defined below) and
(ii) execute and deliver this Collateral Pledge and Security Agreement (this "Pledge Agreement") in order to secure the payment and performance by the Pledgor of all such Obligations; and

         WHEREAS, the terms "investment property", "financial asset", "securities", "securities account", "securities intermediary" and "security entitlement" shall have the respective meanings ascribed to them in the sections of the Uniform Commercial Code as in effect at the date hereof in the State of New York (the "UCC") referred to herein.

         NOW THEREFORE, the parties hereto agree as follows:

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1. PLEDGE AND GRANT OF SECURITY INTEREST. The Pledgor hereby pledges to the
Agent for its benefit and for the ratable benefit of the Holders of Notes, and grants to the Agent for its benefit and for the ratable benefit of the Holders of Notes, a continuing first priority security interest in and to (i) all of Pledgor's right, title and interest in the Pledged Securities and the Pledge Account (as defined below), (ii) the certificates or other evidence of ownership representing the Pledged Securities and the Pledge Account, and (iii) all products and proceeds of any of the Pledged Securities, including, without limitation, all dividends, interest, principal payments, cash and other property or proceeds from time to time received, receivable or otherwise distributed or distributable in respect of or in exchange for any or all of the Pledged Securities (collectively, the "Collateral").

2. SECURITY FOR OBLIGATIONS. This Pledge Agreement and the Collateral secure the prompt and complete payment and performance when due (whether at stated maturity, by acceleration or otherwise) of all Obligations.

3. DELIVERY OF COLLATERAL; PLEDGE ACCOUNT; INTEREST; SUBSTITUTION OF COLLATERAL.

         (a) Concurrently with the execution and delivery hereof, or as soon as practicable thereafter, all certificates or instruments representing or evidencing the Collateral shall be delivered to and held by or on behalf of the Agent pursuant thereto and shall be in suitable form for transfer by delivery, or shall be accompanied by duly executed and undated instruments of transfer or assignment in blank, all in form and substance reasonably satisfactory to the Agent.

         (b) Concurrently with the execution and delivery hereof, or as soon as practicable thereafter, _____________, acting as securities intermediary, shall establish in the name of the Agent a securities account entitled the "ALLIANCE PHARMACEUTICAL CORP. PLEDGE ACCOUNT" for the deposit of the Funds or the Pledged Securities, as the case may be (the "Pledge Account"), at its office at _____________. Subject to the other terms and conditions of this Pledge Agreement, all funds or other property accepted by the Agent pursuant to this Pledge Agreement shall be held in the Pledge Account for the benefit of the Agent and the ratable benefit of the Holders of Notes. The Agent hereby agrees with the Pledgor for the benefit of the Holders of the Notes that each item of property (whether investment property, security, instrument or cash, including but not limited to the Funds) credited to the Pledge Account shall be treated as a "financial asset" within the meaning of Section 8-102(a)(9) of the UCC.

         (c) All interest earned on any Collateral shall be retained in the Pledge Account, pending disbursement pursuant to the terms hereof.

         (d) At any time while this Pledge Agreement is in force the Pledgor may substitute for the Collateral in whole or in part hereunder: (i) Government Securities; (ii) any time deposit account, money market deposit and certificate of deposit maturing not more than 365 days after the date of acquisition issued by, or time deposit of, an Eligible Institution (as hereinafter defined), provided that any such deposit account, money market deposit or certificate of deposit is eligible to be held through the Depository Trust Company ("DTC"); or

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(iii) commercial paper maturing not more than 365 days after the date of acquisition issued by a corporation (other than an affiliate of the Pledgor) with a rating, at the time as of which any investment therein is made, of "P-1" or higher according to Moody's Investors Service, Inc., "A-1" or higher according to Standard & Poor's Ratings Group or "A-1" or higher according to Duff & Phelps Credit Rating Co. (or such similar equivalent rating by at least one "nationally recognized statistical rating organization" (as defined in Rule 436 under the Securities Act)), provided that any such commercial paper is eligible to be held through DTC; (together, the "Marketable Securities"; PROVIDED, HOWEVER that the Marketable Securities so substituted must have a value (measured at the date of substitution), in the opinion of the Agent, at least equal to 125% of the principal amount of the replaced Government Securities or, if other Marketable Securities are being replaced, at least equal to the value of the replaced Marketable Securities, as of the date such Marketable Securities are proposed to be substituted as security for the Pledgor's obligations hereunder; PROVIDED FURTHER that any such Marketable Securities be reasonably acceptable to the Agent, taking into account its operational capabilities. Concurrently with such substitution, the Pledgor will deliver to the Agent a certificate signed by an executive officer of the Pledgor reaffirming the representations and warranties set forth in Section 5(a) through
(e) hereof.

         For the purposes of this Pledge Agreement, "money market accounts" and cash will be treated in the same manner as Government Securities, and the term "Eligible Institution" shall mean a commercial banking institution that has combined capital and surplus of not less than $500 million or its equivalent in foreign currency, whose debt is rated "A-3" or higher, "A" or higher or "A" or higher according to Moody's Investors Service, Inc., Standard & Poor's Ratings Group or Duff & Phelps Credit Rating Co. (or such similar equivalent rating by at least one "nationally recognized statistical rating organization" (as defined in Rule 436 under the Securities Act)) respectively, at the time as of which any investment therein is made.

         (e) The Agent hereby confirms that: (i) the Pledge Account is a "securities account" as such term is defined in Section 8-501(a) of the UCC,
(ii) the Agent shall, subject to the terms of this Pledge Agreement, treat the Holders of the Notes as entitled to exercise the rights that comprise any financial asset or other investment property credited to the Pledge Account and
(iii) all securities, security entitlements or other financial assets delivered to the Agent pursuant to this Pledge Agreement will be promptly credited to the Pledge Account.

4. DISBURSEMENTS.

         (a) Not less than five (5) business days prior to (i) the date of any of the scheduled interest payments due on the Notes, or (ii) any redemption date of the Notes, the Pledgor may, in writing, direct the Agent to transfer from the Pledge Account to the Holders funds in an amount equal to the next scheduled interest payment on the Notes, or the Make Whole Amount payable in respect of the Notes on such redemption date, as applicable; PROVIDED that the Agent will not be obligated to make any such transfer if there is not sufficient cash in the Pledge Account on the relevant payment date including, in respect of the Make Whole Amount, the proceeds of the sale of any Pledged Securities. Upon receipt of such written request, the Agent will take any action necessary to provide for the payment of such interest payment on the

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Notes, or Make Whole Amount, as the case may be, directly to the Holders of
Notes from proceeds of the Pledged Securities in the Pledge Account.

         (b) If at any time the "maintenance amount" of Pledged Securities exceeds the amount sufficient, in the reasonable opinion of the Agent, to provide for payment in full of the scheduled interest payments due on the Notes then outstanding (or, in the event an interest payment or payments have been made, an amount sufficient to provide for payment in full of any interest payments then remaining on the Notes then outstanding), the Pledgor may direct the Agent in writing to release any such overfunding to it. Upon receipt of a request from the Pledgor and any other documentation reasonably satisfactory to the Agent to substantiate such excess, the Agent will pay over to the Pledgor any such overfunded amount. The "maintenance amount" shall mean the sum of 100% of the amount of Government Securities included in the Pledged Securities and 80% of the amount of Marketable Securities included in the Pledged Securities.

         (c) Upon payment in full of the scheduled interest payments on the Notes, the security interest in the Collateral evidenced by this Pledge Agreement will terminate and be of no further force and effect. Furthermore, upon the release of any Collateral from the Pledge Account in accordance with the terms of this Pledge Agreement, whether upon release of Collateral to Holders as payment of interest or Make Whole Amount, to the Company or otherwise, the security interest evidenced by this Pledge Agreement in the Collateral so released will terminate and be of no further force and effect.

5. REPRESENTATIONS AND WARRANTIES. The Pledgor hereby represents and warrants that:

         (a) The execution, delivery and performance by the Pledgor of this Pledge Agreement do not contravene, or constitute a default under, any provision of applicable law or regulation or of the certificate of incorporation of the Pledgor or of any agreement, judgment, injunction, order, decree or other instrument binding upon the Pledgor or result in or require the creation or imposition of any lien on any assets of the Pledgor, except for the security interests granted under this Pledge Agreement.

         (b) No financing statement covering the Pledged Securities is on file in any public office (other than the financing statements filed pursuant to this Pledge Agreement) and such Pledged Securities are directly owned, legally and beneficially, by the Pledgor, free and clear of all liens other than the lien on the Pledged Securities granted to the Agent pursuant to this Pledge Agreement.

         (c) Upon the delivery to the Agent of the certificates, if any, representing the Pledged Securities, any filing of financial statements required by the UCC and the notations on the records of the Agent that it holds the Pledged Securities as pledgee, the pledge of the Collateral pursuant to this Pledge Agreement creates a valid and perfected first priority security interest in and to the Collateral, securing the payment of the Obligations for the benefit of the Agent and the ratable benefit of the Holders of Notes, enforceable as such against all creditors of the Pledgor and any persons purporting to purchase any of the Collateral from the Pledgor.

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         (d) No consent of any other person and no consent, authorization, approval, or other action by, and no notice to or filing with, any governmental authority or regulatory body is required either (i) for the pledge by the Pledgor of the Collateral pursuant to this Pledge Agreement or for the execution, delivery or performance of this Pledge Agreement by the Pledgor (except for any filings and notations necessary to perfect liens on the Collateral) or (ii) for the exercise by the Agent of the rights provided for in this Pledge Agreement or the remedies in respect of the Collateral pursuant to this Pledge Agreement.

         (e) The pledge of the Collateral pursuant to this Pledge Agreement is not prohibited by any applicable law or government regulation, release interpretation or opinion of the Board of Governors of the Federal Reserve System or other regulatory agency (including, without limitation, Regulations T, U and X of the Board of Governors of the Federal Reserve System).

6. FURTHER ASSURANCES. The Pledgor agrees, at its own expense, to promptly take such actions and to execute and deliver or cause to be executed and delivered such stock or bond powers, proxies, assignments, instruments and such other or different writings as the Agent may request, all in form and substance reasonably satisfactory to the Agent, deliver any instruments to the Agent and take any other actions that are necessary or, in the reasonable opinion of the Agent, desirable, to perfect, continue the perfection of, confirm and assure the first priority of the Agent's security interest in the Collateral, to protect the Collateral against the rights, claims or interests of third persons, to enable the Agent to exercise and enforce all of its rights and remedies under this Pledge Agreement or to otherwise effect the purposes of this Pledge Agreement.

7. COVENANTS. The Pledgor covenants and agrees with the Agent and the Holders of Notes from and after the date of this Pledge Agreement until the earlier of payment in full in cash of (A) each of the scheduled interest payments due on the Notes under the terms of the Notes or (B) all Obligations due and owing under the Notes in the event such Obligations become due and payable prior to the Maturity Date of the Notes:

         (a) The Pledgor agrees that it will not (i) sell or otherwise dispose of, or grant any option or warrant with respect to, any of the Collateral or
(ii) create or permit to exist any lien upon or with respect to any of the Collateral (except for the lien created pursuant to this Pledge Agreement) and at all times will be the sole beneficial owner of the Collateral.

         (b) The Pledgor agrees that it will not (i) enter into any agreement or understanding that purports to or may restrict or inhibit the Agent's rights or remedies hereunder, including, without limitation, the Agent's right to sell or otherwise dispose of the Collateral or (ii) fail to pay or discharge any tax, assessment or levy of any nature not later than five days prior to the date of any proposed sale under any judgement, writ or warrant of attachment with regard to the Collateral.

8. POWER OF ATTORNEY. The Pledgor hereby irrevocably appoints and constitutes the Agent as the Pledgor's true and lawful attorney-in-fact with full power of substitution (with the Agent to remain responsible for all acts and omissions of any substitute) to exercise to the fullest extent permitted by law all of the following powers upon and at any time after the occurrence and during the continuance of an Event of Default: (i) collection of proceeds of any Collateral;

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(ii) conveyance of any item of Collateral to any purchaser thereof; (iii)
giving of any notices or recording of any liens under Section 6 hereof; (iv) making of any payments or taking any acts under Section 9 hereof and (v) paying or discharging taxes or liens levied or placed upon the Collateral, the legality or validity thereof and the amounts necessary to discharge the same to be determined by the Agent in its sole discretion, and such payments made by the Agent to become the Obligations of the Pledgor to the Agent, due and payable immediately upon demand. The Agent's authority hereunder shall include, without limitation, the authority to endorse and negotiate any checks or instruments representing proceeds of Collateral in the name of the Pledgor, execute and give receipt for any certificate of ownership or any document constituting Collateral, transfer title to any item of Collateral, sign the Pledgor's name on all financing statements (to the extent permitted by applicable law) or any other documents deemed necessary or appropriate by the Agent to preserve, process or perfect the security interest in the Collateral and to file the same, prepare, file and sign the Pledgor's name on any notice of lien, and to take any other actions arising from or incident to the powers granted to the Agent in this Pledge Agreement. This power of attorney is coupled with an interest and is irrevocable by the Pledgor.

9. AGENT MAY PERFORM. If the Pledgor fails to perform any agreement contained herein, the Agent may itself perform, or cause performance of, such agreement, and the reasonable expenses of the Agent incurred in connection therewith shall be payable by the Pledgor under Section 13 hereof.

10. NO ASSUMPTION OF DUTIES; REASONABLE CARE. The rights and powers granted to the Agent hereunder are being granted in order to preserve and protect the Agent's and the Holders' of Notes security interest in and to the Collateral granted hereby and shall not be interpreted to, and shall not, impose any duties on the Agent in connection therewith other than those imposed under applicable law.

11. INDEMNITY. The Pledgor agrees to pay and to indemnify, defend and hold harmless the Agent and its directors, officers, agents and employees from and against all claims, actions, obligations, losses, liabilities and expenses, including costs, fees and disbursements of counsel (including, without limitation, the reasonable cost to the Agent of legal counsel and the reasonable costs incurred by the Agent in connection with its appointment as attorney-in-fact), the costs of investigations, and claims for damages, arising from the Agent's performance under this Pledge Agreement, except insofar as the same may have been caused by the bad faith, gross negligence or willful misconduct of such indemnified person.

12. REMEDIES UPON EVENT OF DEFAULT. If an Event of Default shall have occurred:

         (a) The Agent shall have and may exercise with reference to the Collateral any or all of the rights and remedies of a secured party under the Uniform Commercial Code in effect in the State of New York, and as otherwise granted herein or under any other applicable law or under any other agreement now or hereafter in effect executed by Pledgor, including, without limitation, the right and power to sell, at public or private sale or sales, or otherwise dispose of, or otherwise utilize the Collateral and any part or parts thereof in any manner authorized or permitted under said Uniform Commercial Code after default by a debtor, and to apply the proceeds thereof toward payment of any costs and expenses and attorneys' fees and expenses

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thereby incurred by the Agent and toward payment of the Obligations in such order or manner as the Agent may elect. Specifically and without limiting the foregoing, the Agent shall have the right to take possession of all or any part of the Collateral or any security therefor and of all books, records, papers and documents of Pledgor or in Pledgor's possession or control relating to the Collateral which are not already in the Agent's possession, and for such purpose may enter upon any premises upon which any of the Collateral or any security therefor or any of said books, records, papers and documents are situated and remove the same therefrom without any liability for trespass or damages thereby occasioned. To the extent permitted by law, Pledgor expressly waives any notice of sale or other disposition of the Collateral and all other rights or remedies of Pledgor or formalities prescribed by law relative to sale or disposition of the Collateral or exercise of any other right or remedy of the Agent existing after default hereunder; and to the extent any such notice is required and cannot be waived, Pledgor agrees that if such notice is given in the manner provided in
Section 17 hereof at least four (4) days before the time of the sale or disposition, such notice shall be deemed reasonable and shall fully satisfy any requirement for giving of said notice. The Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. The Agent may adjourn any public or private sale. The Pledgor further agrees to use its best efforts to do or cause to be done all such other acts as may be necessary.

         (b) All rights to marshaling of assets of Pledgor, including any such right with respect to the Collateral, are hereby waived by Pledgor.

13. EXPENSES. The Pledgor will upon demand pay to the Agent the amount of any and all reasonable expenses (including, without limitation, the reasonable fees, expenses and disbursements of its counsel, experts and agents retained by the Agent) that the Agent may incur in connection with (i) the exercise or enforcement of any of the rights of the Agent and the Holders of Notes hereunder or (ii) the failure by the Pledgor to perform or observe any of the provisions hereof.

14. SECURITY INTEREST ABSOLUTE. All rights of the Agent and the Holders of Notes and security interests hereunder, and all obligations of the Pledgor hereunder, shall be absolute and unconditional irrespective of:

         (a) any lack of validity or enforceability of the Notes or any other agreement or instrument relating thereto;

         (b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations, or any other amendment or waiver of or any consent to any departure from the Notes;

         (c) any exchange, surrender, release or non-perfection of any liens on any other collateral for all or any of the Obligations; or

         (d) to the extent permitted by applicable law, any other circumstance which might otherwise constitute a defense available to, or a discharge of, the Pledgor in respect of the Obligations or of this Pledge Agreement.

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15. CONTINUING SECURITY INTEREST; TERMINATION

         (a) This Pledge Agreement shall create a continuing security interest in and to the Collateral and shall, unless otherwise provided in this Pledge Agreement, remain in full force and effect until the earlier of payment in full of (A) each of the scheduled interest payments due on the Notes under the terms of the Notes or (B) all Obligations due and owing under the Notes in the event such Obligations become payable prior to the Maturity Date of the Notes. This Pledge Agreement shall be binding upon the Pledgor, its successors and assigns, and shall inure, together with the rights and remedies of the Agent hereunder, to the benefit of the Agent, the Holders of Notes and their respective successors, transferees and assigns.

         (b) This Pledge Agreement shall terminate upon the earlier of payment in full in cash of (A) each of the scheduled interest payments due on the Notes under the terms of the Notes or (B) all Obligations due and owing under the Notes in the event such Obligations become payable prior to the Maturity Date of the Notes. At such time, the Agent shall, at the written request of the Pledgor, reassign and redeliver to the Pledgor all of the Collateral hereunder that has not been sold, disposed of, retained or applied by the Agent in accordance with the terms of this Pledge Agreement. Such reassignment and redelivery shall be without warranty (either express or implied) by or recourse to the Agent, except as to the absence of any prior assignments by the Agent of its interest in the Collateral, and shall be at the expense of the Pledgor.

16. AUTHORITY OF THE AGENT. The Agent shall have and be entitled to exercise all powers hereunder that are specifically granted to the Agent by the terms hereof, together with such powers as are reasonably incident thereto. The Agent may perform any of its duties hereunder or in connection with the Collateral by or through agents or employees and shall be entitled to retain counsel and to act in reliance upon the advice of counsel concerning all such matters. Neither the Agent, any director, officer, employee, attorney or agent of the Agent nor the Holders of Notes shall be liable to the Pledgor for any action taken or omitted to be taken by it or them hereunder, except for its or their own bad faith, gross negligence or willful misconduct, nor shall the Agent be responsible for the validity, effectiveness or sufficiency hereof or of any document or security furnished pursuant hereto. The Agent and its directors, officers, employees, attorneys and agents shall be entitled to rely on any communication, instrument or document believed by it or them to be genuine and correct and to have been signed or sent by the proper person or persons.

17. NOTICES. Any notice or other communication required or permitted to be given hereunder shall be deemed effectively given when made by telephone and confirmed in writing by certified mail, facsimile, or overnight courier service addressed to the Pledgor as set forth in the Purchase Agreement and to the Agent at _____________, Telephone No. _____________, Facsimile No. _____________,
Attention: _____________.

18. NO WAIVER; CUMULATIVE RIGHTS. No failure on the part of the Agent to exercise, and no delay in exercising, any right, remedy or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by the Agent of any right, remedy or power hereunder preclude any other or future exercise of any other right, remedy or power. Each and every right, remedy and power hereby granted to the Agent or allowed it by law or other agreement shall be cumulative and not exclusive the one of any other, and may be exercised by the Agent from time to time.

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19. BENEFITS OF THIS PLEDGE AGREEMENT. Nothing in this Pledge Agreement, express or implied shall give to any person, other than the parties hereto and their successors hereunder, and the Holders of the Notes, any benefit or any legal or equitable right, remedy or claim under this Pledge Agreement.

20. APPLICABLE LAW; CONSENT TO JURISDICTION. This Pledge Agreement and the rights and obligations of the parties hereunder shall be governed by, and construed in accordance with, the internal laws of the State of New York. Pledgor hereby irrevocably submits to the non-exclusive jurisdiction of any New York State or Federal court located in the State of New York in any action or proceeding arising out of or relating to this Pledge Agreement. Regardless of any provision in any other agreement, New York is agreed to be the "securities intermediary's jurisdiction" and to the extent federal law does not apply, the Pledge Account (as well as the security entitlements related thereto) shall be governed by the laws of the State of New York.

21. REMOVAL OF AGENT. The Agent may be removed at any time through the issuance of an instrument in writing addressed to the Agent and signed by or on behalf of the Holders and specifying such removal and the date when it shall become effective. Any resignation or removal of the Agent shall take effect upon the appointment by the Holders of a successor Agent reasonably satisfactory to Pledgor and the acceptance of such appointment by such successor Agent.

22. EXECUTION IN COUNTERPARTS. This Pledge Agreement may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument.

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         IN WITNESS WHEREOF, the parties have caused his Agreement to be duly executed as of the date first above written.

                                     ALLIANCE PHARMACEUTICAL CORP.


                                     By:
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                                           Name:

                                           Title:


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